UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 15, 2007

Atrion Corporation
(Exact Name of Registrant as Specified in Charter)

Commission File Number 0-10763

  Delaware                            63-0821819
   (State or other jurisdiction                      (I. R. S. Employer
of incorporation or organization)                     Identification No.)

One Allentown Parkway,
  Allen, Texas                              75002
   (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code
(972) 390-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY
          ARRANGEMENTS OF CERTAIN OFFICERS.

On May 15, 2007, the Board of Directors (the “Board”) of Atrion Corporation (the “Company”) unanimously elected David A. Battat, 37, as President and Chief Operating Officer of the Company. Mr. Battat, who has been serving since January 2006 as President of Halkey-Roberts Corporation, a Company subsidiary (“Halkey-Roberts”), will continue to serve in that position with Halkey-Roberts in addition to his new positions with the Company. Concurrent with his election, Mr. Battat's salary was increased by $21,500 for the 2007 calendar year, which brings his total base salary for 2007 to $186,500.  Mr. Battat will continue to participate in the Halkey-Roberts Corporation Incentive Compensation Plan, which provides Mr. Battat the opportunity to receive incentive compensation based on Halkey-Robert’s attainment of certain financial goals during each calendar year. Mr. Battat will also be entitled to such other employee benefits as are accorded to employees and officers of the Company.

Mr. Battat has been employed by Halkey-Roberts since February 2005 serving as Vice President Business Development and General Counsel until his election as President in January 2006. From 2002 through 2004, Mr. Battat was engaged in the private practice of law. Mr. Battat, who is the son of Emile A. Battat, Chairman and Chief Executive Officer of the Company, holds a Bachelor of Arts degree from Harvard University and a Juris Doctor degree from Columbia University School of Law.

On May 15, 2007, the Board approved the Incentive Compensation Plan for Chief Financial Officer for Calendar Years Beginning 2007 (the “CFO Plan”). Under the CFO Plan, Jeffery Strickland, the Chief Financial Officer of the Company, has the opportunity to receive incentive compensation, not to exceed 50 percent of his base salary in any year, based on the Company’s financial performance during each calendar year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATRION CORPORATION

By: /s/ Emile A. Battat

Its: Chairman and Chief Executive Officer

Date: May 18, 2007